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                                                                    Exhibit 99.1

Winstar's Office.com Acquires
Individual.com

NEW YORK (Feb. 23, 2000) Winstar Communications, Inc.'s (NASDAQ;WCII)

Office.com(R) (www.office.com) today announced that it has purchased 80 percent of Individual.com(TM), Inc., from NewsEdge Corporation (Nasdaq; NEWZ). With more than one million users, Individual.com is the world's leading provider of free, individually customized news and information that is delivered to businesspeople over the Internet. As a unit of Office.com, the leading Online Business Center for small and medium-sized businesses, Individual.com will continue to offer business, financial and trade news according to users' specified topics of interest.

"The acquisition of Individual.com accelerates our business plan," said Jeffrey
S. Cutler, senior vice president and general manager of Office.com. "Together with Individual.com, a leader in personalization and customization, we will broaden the Office.com experience for our target audience."

"This acquisition lets both parties do what they do best," said Ilene H. Lang, president of Individual.com. "Individual.com will most certainly reinforce Office.com's position as the number-one rated Online Business Center. It's a powerful combination."

"Integral to Individual.com's service is its technology relationship with NewsEdge, which will continue," said Don McLagan, chairman and CEO of NewsEdge Corporation. "NewsEdge will maintain its focus on the business-to-business enterprise marketplace, while Office.com targets small and medium-sized businesses."

Individual.com's employees and operations will remain in Burlington, MA, under Lang's direction. Office.com has the right to acquire the remaining 20 percent of Individual.com in 2001. Additional financial terms of the transaction were not disclosed.

About Individual.com
Individual.com(TM) is the world's leading provider of free, individually customized news, information and services to businesspeople over the Internet. An award-winning service, Individual.com uniquely tailors content for each of its more than one million users via its Web site and daily e-mail briefings. By packaging this news and information for each user, busy business professionals can read and organize their news and information in a way that lets them quickly and efficiently see what they need to know each day. For more information about Individual.com and its daily e-mail briefings, visit www.individual.com.
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About Office.com
Office.com(R), A Service From Winstar, is the premier Internet site delivering a competitive edge to small to medium-sized businesses. The site's in-depth business content, best of breed partners, in-house experts and wide array of services help people work smarter, faster and more effectively.

In 1998, Office.com debuted its "Business Tools" and related content in Yahoo!'s Small Business channel. In April 1999, CBS Corporation purchased a one third stake in Office.com in exchange for promotion and advertising across CBS properties. Office.com launched on November 1, 1999, and in December 1999 was named the number-one Online Business Center by Cahner's In-Stat Group.

For more information about Office.com, and the nearly 150 industries and professions it serves, visit www.office.com.
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About Winstar
Winstar Communications, Inc. (www.winstar.com) helps companies around the globe
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engage in Frictionless Business (SM) through the use of seamless communications and technology. Winstar provides its customers with a comprehensive set of high-quality, digital-age broadband communications services, including high-speed Internet access and data transport, Web-based information, Web hosting and local and long distance services.

Winstar offers its services in more than 70 markets throughout the U.S. and in Europe, Asia and South America. It is the largest holder of broadband fixed wireless spectrum, with licenses in the top 60 U.S. markets and in 10 international markets. Winstar's broadband fixed wireless capabilities complement and extend the reach of its extensive fiber network. The company's long-haul fiber network, which supports IP (Internet Protocol), ATM (Asynchronous Transfer Mode) and frame relay, will extend more than 16,000 route miles and connect the top 60 U.S. markets. Winstar's intracity fiber network will consist of nearly 6,000 route miles in over 60 major domestic and international markets.

Winstar's Tier 1 Internet backbone and enhanced Web service offerings, including Web hosting and design, make Winstar one of the largest Internet companies in the U.S. The company's innovative applications enable businesses to take advantage of the new Internet economy. In 1999, the company launched Office.com(R), A Service From Winstar (www.office.com), the new online business
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service for small and medium-sized businesses. Office.com was ranked first overall among Online Business Centers by Cahners In-Stat Group.

Winstar is based in New York City. The company has strategic relationships with several leading corporations, including Lucent Technologies; Williams Communications, Inc.; CBS Corporation; and Microsoft Corporation.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in Winstar's SEC reports and other filings.

Winstar and Office.com are registered trademarks, and Wireless Fiber and Frictionless Business are service marks, of Winstar Communications, Inc. Individual.com is a service mark of Office.com.